Exhibit 99.9

June 2, 2014

QUESTIONS & ANSWERS REGARDING ENDURANCE’S ACTIONS TO

EXPEDITE ITS ACQUISITION OF ASPEN

1.	Why is Endurance taking these steps?

We have made a compelling proposal to acquire Aspen, but unfortunately the Aspen board continues to refuse to even speak with us. In our conversations with Aspen shareholders, we have found broad support for the strategic rationale and financial benefits, as well as a desire for formal mechanisms through which they can express their support. The actions we announced today provide those formal mechanisms.

2.	What is a special general meeting of shareholders?

Public companies are required to hold an annual general meeting at which various items of business are addressed and presented to the shareholders for their approval, such as the election of directors. A special general meeting of shareholders may also be held to address one or more items of business in between annual general meetings. Under Bermuda law, shareholders owning 10% of Aspen’s outstanding common shares may call for a special general meeting of shareholders.

3.	Why do we want to increase the size of the Aspen board of directors from 12 to 19 directors?

Aspen has what is called a “classified board,” which means that only a few Aspen directors stand for reelection each year and, accordingly, it would otherwise take two years to replace a majority of the board under its current composition. Only 3 of Aspen’s 12 current directors will stand for election next year absent the actions we are proposing.

However, under Aspen’s bye-laws, Aspen’s shareholders have the right to set the size of the board. If the size of the Aspen board is increased from 12 to 19 directors, all of the 7 new directors will be required to stand for election at Aspen’s 2015 annual general meeting in addition to the 3 current directors who will otherwise be up for election at that time. As such, if the board is expanded from 12 to 19 directors, a majority of Aspen’s directors would be up for election at the 2015 annual general meeting and Aspen’s shareholders would have the ability to hold the Aspen board directly accountable by replacing a majority of the board.

4.	What is a scheme of arrangement?

A scheme of arrangement under Bermuda law is a transaction between a company and its shareholders that can be used to accomplish acquisitions. Subject to Court approval, it enables Aspen’s shareholders to approve Endurance’s acquisition of Aspen, and for Endurance to complete the transaction, without the approval of the Aspen board.

5.	Why are we asking Aspen shareholders to support a proposal for a scheme of arrangement by Endurance which will entail holding a court-ordered meeting?

If Endurance receives the support of at least 15% of Aspen’s common shareholders for this action, we intend to apply to the Supreme Court of Bermuda to order a court-ordered meeting at which Aspen’s shareholders would consider and vote on a scheme of arrangement under Bermuda law which would enable Endurance to acquire all of Aspen’s outstanding common shares. The scheme of arrangement can be accomplished without the approval of the Aspen board of directors; therefore support for this action would be a very strong indication to both the Aspen directors and to the Court that Aspen’s shareholders – the true owners of the company –are strongly in favor of the proposed transaction.

6.	Why have we announced a new financing plan?

The transaction with our equity investors was developed in the context of a friendly, negotiated transaction with Aspen’s board of directors and we fully expected that, in light of the clear strategic and financial benefits of our proposal, the Aspen board would have engaged with us long ago. However, since Aspen’s board and management have refused to engage or negotiate with us in any way whatsoever, we were compelled to take the additional actions we are announcing today.

Our commitment from Morgan Stanley for a $1.0 billion bridge loan facility provides us with the increased flexibility needed to pursue all of the actions available to us to complete the proposed transaction as well as providing Aspen’s shareholders with greater certainty around the funding of the cash portion of our proposal.

This commitment replaces the equity commitment letter previously announced, which has been terminated with the mutual consent of Endurance and the equity investors. Given CVC’s continued support for the merits of a combination of Endurance and Aspen, Endurance has granted CVC an option to invest $250 million in the common shares of the combined company following the closing Endurance’s acquisition of Aspen. In addition, while Endurance does not intend to privately raise equity capital in connection with its permanent financing plan (but reserves the right to do so), it has also granted CVC a right of first refusal to provide any privately raised equity capital in connection with the permanent financing. We thank CVC for its continued support of us and the proposed transaction.

7.	What is an exchange offer?

An exchange offer is a formal process that provides shareholders of a company the option of exchanging the shares they own for cash and/or stock in another company. In this case, we will be commencing in the near future an exchange offer for all of Aspen’s common shares reflecting the same economic terms as Endurance’s increased proposal.

8.	What is the timeline for the actions announced today?

We are filing a preliminary solicitation statement today with the SEC for both the requisition of the special general meeting and our proposal seeking support for the proposal of a scheme of arrangement by Endurance, which will entail the holding of a court-ordered meeting to vote on the scheme of arrangement. There will be a review period for this solicitation statement after which it will be mailed on to Aspen shareholders. We expect that we will know the results of our actions sometime in July, and we expect that Aspen’s board will take seriously the will of its shareholders and act accordingly.

In addition, as announced in our press release, we intend to commence the exchange offer in the near future.

9.	What can I say to clients, brokers and other industry colleagues who ask about these actions?

You can let our clients and brokers know that Endurance is fully committed to this transaction. Aspen shareholders have expressed broad support for the strategic and financial merits of the transaction and we are therefore taking these actions to give them formal mechanisms to make their views known to their board and complete the proposed transaction. While we will follow through with these actions, it continues to be our desire that the Aspen board enter into constructive discussions with us.

You might also reiterate that the combined company would provide a number of benefits for brokers and their customers, including:

•	a larger and stronger capital position;

•	access to a greater breadth of product offerings; and

•	access to industry leading underwriting talent across the combined company.

As a result of the above, we expect that the combined company will have great market presence and relevance which will provide the foundation for a stronger relationship with brokers and customers.

10.	Where can I find more information on Endurance’s solicitations regarding the Aspen general meeting and the proposal for a scheme of arrangement?

We encourage you to visit the dedicated transaction information website we have set up at www.endurance-aspen.com that contains all of the documents and information we have publicly filed in connection with the proposed transaction.

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Additional Information about the Proposed Transaction and Where to Find It

These materials relate to the offer to be commenced by Endurance to exchange each issued and outstanding common share of Aspen (together with associated preferred share purchase rights) for $49.50 in cash, 0.9197 Endurance common shares, or a combination of cash and Endurance common shares, subject to a customary proration mechanism. These materials are for informational purposes only and do not constitute an offer to exchange, or a solicitation of an offer to exchange, Aspen common shares, nor are they a substitute for the Tender Offer Statement on Schedule TO or the preliminary Prospectus/Offer to Exchange to be included in the Registration Statement on Form S-4 (including the Letter of Transmittal and Election and related documents and as amended from time to time, the “Exchange Offer Documents”) that Endurance intends to file with the U.S. Securities and Exchange Commission (the “SEC”). The Endurance exchange offer will be made only through the Exchange Offer Documents.

These materials are not a substitute for any other relevant documents that Endurance may file with the SEC or any other documents that Endurance may send to its or Aspen’s shareholders in connection with the proposed transaction. Today, Endurance will file with the SEC a preliminary solicitation statement with respect to the solicitation of (i) written requisitions that the board of directors of Aspen convene a special general meeting of Aspen’s shareholders to vote on an increase in the size of Aspen’s board of directors from 12 to 19 directors and (ii) Aspen shareholder support for the proposal of a scheme of arrangement by Endurance which will entail the holding of a court-ordered meeting of Aspen shareholders at which Aspen’s shareholders would vote to approve a scheme of arrangement under Bermuda law pursuant to which Endurance would acquire all of Aspen’s outstanding common shares on financial terms no less favorable than those contained in its acquisition proposal announced on June 2, 2014 (the “Solicitation Statement”).

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE EXCHANGE OFFER DOCUMENTS AND THE SOLICITATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ENDURANCE HAS FILED OR MAY FILE WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. All such documents, when filed, are available free of charge at the SEC’s website (www.sec.gov) or by directing a request to Endurance at Investor Relations, +1 441 278 0988 (phone), investorrelations@endurance.bm (email).

Participants in the Solicitation

Endurance and its directors and certain of its executive officers and employees may be deemed to be participants in any solicitation of shareholders in connection with the proposed transaction. Information about Endurance’s directors, executive officers and employees who may be deemed to be participants in the solicitation, including a description of their direct and indirect interests, by security holdings or otherwise, is set forth in the Solicitation Statement and Endurance’s proxy statement, dated April 9, 2014, for its 2014 annual general meeting of shareholders.